QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley Chief Financial Officer (617) 376-4300 URL: http://www.jjill.com
	Investor Relations:	Chad Jacobs Integrated Corporate Relations, Inc. (203) 222-9013

THE J. JILL GROUP REPORTS SECOND QUARTER RESULTS

Quincy, MA, August 3, 2004—The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the second quarter ended June 26, 2004. Net sales for the second quarter increased by 23.8% to $120.6 million from $97.4 million reported in the prior year. Operating income for the quarter totaled $11.3 million or 9.4% of net sales compared to $10.6 million or 10.9% of net sales in the prior year. The company posted net income for the quarter of $6.5 million or $0.32 per diluted share versus $6.1 million or $0.30 per diluted share in the second quarter of the previous year.

Regarding second quarter sales productivity, direct segment net sales per 1,000 square inches circulated increased by 10% while retail net sales per weighted average square foot increased by 17% as compared to last year. Comparable store sales for stores open at least one full fiscal year increased by 17.8% in the second quarter of 2004 as compared to the second quarter of 2003.

For the six months ended June 26, 2004, the company recorded net sales of $220.5 million compared to $179.7 million in the prior year. Operating income for the six-month period was $15.3 million or 6.9% of net sales compared to $12.1 million or 6.7% of net sales in the prior year. Net income for the six months was $8.8 million or $0.43 per diluted share versus $6.9 million or $0.34 per diluted share in the previous year.

Gordon R. Cooke, President and Chief Executive Officer, commented, "We are very pleased with the financial results achieved during our 2004 spring season. We attribute our spring success to a multitude of factors including our emphasis on color, our multi-channel marketing campaigns, the roll-out of our cross-channel customer database and our enhanced visual in-store presentation, along with some minor adjustments to our merchandise silhouette and fit."

"During the second quarter, our performance in the months of April and May was particularly strong but June was relatively weak, mostly in retail. June and July are typically clearance months and our stores were negatively affected by our lack of clearance inventory. Our June end-of-month inventory balances per store were down by more than 40% compared to the prior year, with clearance inventory per store down by nearly 60%. In August, as we transition to full price fall merchandise, our inventory balances will rebound to normal levels. Nevertheless, our visibility into the third quarter of 2004 and beyond is currently very limited. Accordingly, we are unable to affirm or disavow any future financial targets at this point in time," continued Mr. Cooke.

Mr. Cooke concluded, "Looking ahead, we continue to make great strides in enhancing our customers' shopping experience. The first phase of our internal infrastructure initiatives, which are designed to enable us to improve the way we source, develop, flow and present product as well as the product itself, is now nearly complete. We expect the results of these efforts to become apparent in our retail stores in August and continue to be more evident as the fall season progresses. These changes are critical, and we expect them to result in merchandise assortments that are better in quality and fit, more focused and easier to shop."

The J. Jill Group's conference call to discuss its second quarter earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com, and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of women's apparel, including accessories and footwear. The Company currently markets its products through retail stores, catalogs and its website jjill.com. J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: significant changes in customer acceptance of our product offerings; the success or failure of our retail store initiative; our ability to effectively manage our operations and growth in a multi-channel environment; the success of our product development and merchandising initiatives; changes in consumer spending, fashion trends and consumer preferences; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timeliness of receipts of inventory from vendors; changes in competition in the apparel industry; changes in, or the failure to comply with, federal and state tax and other government regulations; our ability to attract and retain qualified personnel; possible future increases in expenses and labor and employee benefit costs; business abilities and judgment of management; the existence or absence of brand awareness; the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill's sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill's SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2003. J. Jill disclaims any intent or obligation to update any forward-looking statements.

(tables to follow)

THE J. JILL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
In thousands, except per share data—unaudited	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$120,561	$97,365	$220,490	$179,728
Cost of products and merchandising	73,396	60,744	138,241	117,552

Gross margin	47,165	36,621	82,249	62,176
Selling, general and administrative expenses	35,822	26,030	66,993	50,081

Operating income	11,343	10,591	15,256	12,095
Interest, net	96	167	238	363
Income tax provision	4,722	4,326	6,268	4,866

Net income	$6,525	$6,098	$8,750	$6,866

Earnings per share:
Basic	$0.33	$0.31	$0.44	$0.35
Diluted	$0.32	$0.30	$0.43	$0.34

Weighted average shares outstanding:
Basic	20,044	19,575	19,933	19,571
Diluted	20,705	20,100	20,509	20,044

THE J. JILL GROUP, INC.
NET SALES SUMMARY

	Three Months Ended		Six Months Ended
In thousands—unaudited	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Catalog	$32,191	$35,061	$61,806	$67,837
Internet	22,066	18,279	41,206	35,569

Direct total	54,257	53,340	103,012	103,406
Retail	65,134	42,910	115,357	74,286
Other	1,170	1,115	2,121	2,036

Net sales	$120,561	$97,365	$220,490	$179,728

THE J. JILL GROUP, INC.
OPERATING INCOME RECONCILIATION

	Three Months Ended		Six Months Ended
In thousands—unaudited	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Direct segment contribution	$14,947	$14,894	$27,893	$29,185
Retail segment contribution	9,862	4,621	12,829	1,265
Other	(5,024)	(3,728)	(9,855)	(8,034)
General and administrative expenses	(8,442)	(5,196)	(15,611)	(10,321)

Operating income	$11,343	$10,591	$15,256	$12,095

THE J. JILL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands—unaudited	June 26, 2004	June 28, 2003	Dec. 27, 2003
Assets:
Cash and cash equivalents	$81,986	$55,194	$59,287
Accounts receivable, net	16,359	11,483	18,634
Inventory	27,034	34,699	28,131
Prepaid catalog expenses	4,049	4,650	4,106
Deferred income taxes	6,878	6,331	7,041
Other current assets	7,781	7,574	7,555

Total current assets	144,087	119,931	124,754

Property and equipment, net	126,145	113,401	125,316
Other non-current assets	4,665	3,781	3,900

Total assets	$274,897	$237,113	$253,970

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$51,518	$39,609	$45,102
Current portion of long-term debt	1,755	1,678	1,706

Total current liabilities	53,273	41,287	46,808

Long-term debt, less current portion	11,345	13,100	12,236
Deferred credits from landlords and other	39,040	27,549	37,540
Deferred income taxes	5,032	2,746	4,168

Total liabilities	108,690	84,682	100,752

Capital stock	112,587	107,888	108,348
Retained earnings	53,620	44,543	44,870

Total liabilities and stockholders' equity	$274,897	$237,113	$253,970

THE J. JILL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands—unaudited	June 26, 2004	June 28, 2003
Cash flows provided by operating activities:
Net income	$8,750	$6,866
Depreciation and amortization	8,915	7,629
Gain on trust assets	(53)	(171)
Deferred income taxes	1,027	708
Changes in assets and liabilities	12,773	9,443

Net cash provided by operating activities	31,412	24,475
Cash flows used in investing activities:
Additions to property and equipment	(9,745)	(12,509)
Investment in trust assets	(816)	(700)
Increase in cash held in escrow	(390)	(460)

Net cash used in investing activities	(10,951)	(13,669)
Cash flows provided by (used in) financing activities:
Payments of debt borrowings	(842)	(812)
Proceeds from stock transactions	3,080	466

Net cash provided by (used in) financing activities	2,238	(346)
Net increase in cash and cash equivalents	22,699	10,460
Cash and cash equivalents at:
Beginning of period	59,287	44,734

End of period	$81,986	$55,194

QuickLinks

  Exhibit 99.1
THE J. JILL GROUP REPORTS SECOND QUARTER RESULTS